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EXHIBIT 21.1

Arbor Realty Trust, Inc.
List of Significant Subsidiaries

Name	Jurisdiction of Organization
Arbor Realty GPOP, Inc.	Delaware
Arbor Realty Limited Partnership	Delaware
Arbor Realty SR, Inc.	Maryland
Arbor Realty Commercial Real Estate Notes 2016-FL1, Ltd.	Cayman Islands
Arbor Realty Commercial Real Estate Notes 2017-FL1, Ltd.	Cayman Islands
Arbor Realty Commercial Real Estate Notes 2017-FL2 Ltd.	Cayman Islands
Arbor Realty Commercial Real Estate Notes 2017-FL3 Ltd.	Cayman Islands
Arbor Realty Commercial Real Estate Notes 2018-FL1 Ltd.	Cayman Islands
ARSR Alpine LLC	Delaware

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  EXHIBIT 21.1
Arbor Realty Trust, Inc. List of Significant Subsidiaries